                                                                     Exhibit 4.1


                                    RESOLUTIONS

     RESOLVED, that in payment for legal services provided to the Company by Tralins and Associates from February 1, 1998 through September 1, 1998, the Company grants 100,000 shares of the Company's common stock to be registered in a registration statement on Form S-8 to be filed with the Securities and Exchange Commission ("SEC") promptly after the Company becomes current in all of its filing obligations under the Securities Exchange Act of 1934 (the "Exchange Act").

     RESOLVED, that in consideration for legal services provided to the Company by Myles J. Tralins for the period of June 1, 1997 through September 1, 1998, the Company grants Myles J. Tralins an option to acquire 150,000 shares of the Company's common stock to be registered in a registration statement on Form S-8 to be filed with the Securities and Exchange Commission ("SEC") promptly after the Company becomes current in all of its filing obligations under the Securities Exchange Act of 1934 (the "Exchange Act"). Such option is exercisable at any time and from time to time, in whole or in part, at an exercise price of $.50 per share for aggregate gross proceeds to the Company of $75,000.